Exhibit 4.13
DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED
As of December 31, 2024, Albemarle Corporation, a Virginia corporation (“Albemarle” or the “Company”), had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (i) common stock and (ii) depositary shares (the “Depositary Shares”), each of which represents 1/20th interest in a share of Albemarle’s 7.25% Series A Mandatory Convertible Preferred Stock (the “Mandatory Convertible Preferred Stock”).
The following descriptions of the capital stock, the Mandatory Convertible Preferred Stock and the Depositary Shares do not purport to be complete. The descriptions of the common stock and the Mandatory Convertible Preferred Stock are subject to and qualified in their entirety by reference to Albemarle’s amended and restated articles of incorporation, Albemarle’s amended and restated bylaws (together, the “Albemarle organizational documents”), the Virginia Stock Corporation Act (the “VSCA”) and applicable Virginia law. The description of the Depositary Shares is subject to and qualified in its entirety by the deposit agreement among the Company, Equiniti Trust Company, LLC, as depositary, and the holders from time to time of the Depositary Shares (the “deposit agreement”). Each of the Albemarle organizational documents and the deposit agreement are attached as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.11 is a part. We encourage you to read the amended and restated certificate of incorporation, the by-laws and the deposit agreement and the applicable provisions of the VSCA and Virgina law.
DESCRIPTION OF CAPITAL STOCK
Authorized Shares of Capital Stock
Albemarle’s amended and restated articles of incorporation authorize the issuance of 275,000,000 shares of common stock, $0.01 par value per share, and 15,000,000 shares of preferred stock.
Common Stock
Common Stock Outstanding. The outstanding shares of the common stock are duly authorized, validly issued, fully paid and nonassessable.
Voting Rights. Each holder of Albemarle common stock is entitled to one vote per share on all matters voted on generally by shareholders, including the election of directors. Albemarle’s amended and restated articles of incorporation do not provide for cumulative voting for the election of directors. Except as otherwise required by law or with respect to any outstanding class or series of Albemarle preferred stock, the holders of Albemarle common stock possess all voting power.
Under Albemarle’s amended and restated articles of incorporation, shareholder action is generally effective if the votes cast in favor of the action exceed the votes cast against the action. The election of directors requires a plurality of the votes cast by Albemarle shareholders at a meeting at which a quorum is present. Albemarle’s amended and restated articles of incorporation require the affirmative vote of at least a majority of the outstanding shares of Albemarle common stock for the approval of mergers, statutory share exchanges, sales or other dispositions of all or substantially all of Albemarle’s assets outside the usual and regular course of business, or dissolution of Albemarle, except that the affirmative vote of 75% of the outstanding shares of Albemarle common stock is required for approval of an affiliated transaction, as defined in Section 13.1-725 of the VSCA. An affiliated transaction generally is defined by the VSCA as any of the following transactions:

•a merger with any interested shareholder (defined as any holder of more than 10% of any class of outstanding voting shares of a corporation), or with a corporation that would, immediately after the merger, be an affiliate of an interested shareholder immediately before the merger;
•a share exchange in which any interested shareholder acquires one or more classes or series of a corporation’s voting shares;
•certain dispositions of corporate assets not in the ordinary course of business, to or with an interested shareholder, or any guarantee of any indebtedness of any interested shareholder in an amount greater than 5% of a corporation’s consolidated net worth as of the date of a corporation’s most recently available financial statements;
•certain sales or other dispositions to an interested shareholder of voting shares of a corporation or any of its subsidiaries having an aggregate fair market value greater than 5% of the aggregate fair market value of all outstanding voting shares;
•any dissolution, domestication or conversion of a corporation proposed by or on behalf of an interested shareholder; or
•any reclassification of securities, including reverse stock splits, recapitalizations or mergers of the corporation with any of its subsidiaries, or any distribution or other transaction (whether or not involving an interested shareholder) that increases the percentage of the outstanding voting shares of the corporation or any of its subsidiaries, owned beneficially by any interested shareholder by more than 5%.
The supermajority voting requirement does not apply to a transaction with a shareholder who, together with his or her affiliates and associates, has been the beneficial owner of more than 10% of any class of Albemarle outstanding voting shares as of the date such person became an interested shareholder with the prior approval of the disinterested directors of Albemarle.
Further, the affirmative vote of the holders of 75% of the voting power of Albemarle’s outstanding shares must approve an amendment to provisions in Albemarle’s amended and restated articles of incorporation relating to the supermajority voting requirement for affiliated transactions.
Exclusive Forum. Albemarle’s amended and restated bylaws provide that unless Albemarle consents in writing to the selection of an alternative forum, the United States District Court for the Eastern District of Virginia, Alexandria Division, or in the event that court lacks jurisdiction to hear such action, the Circuit Court of the County of Fairfax, Virginia, will be the sole and exclusive forum for any derivative action brought on behalf of Albemarle, any action asserting a claim of breach of a legal duty owed by any current or former director, officer or other employee or agent of Albemarle to Albemarle or Albemarle shareholders, any action arising pursuant to the VSCA or Albemarle’s organizational documents or any action asserting a claim governed by the internal affairs doctrine.
Dividend Rights; Rights Upon Liquidation. Subject to any preferential rights of holders of any shares of Albemarle preferred stock that may be outstanding, holders of shares of Albemarle common stock are entitled to receive dividends and other distributions on their shares of common stock out of assets legally available for distribution when, as and if authorized and declared by the Albemarle board of directors, and to share ratably in Albemarle’s assets legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up.
Other Rights. Holders of Albemarle common stock have no preferences or preemptive, conversion, exchange, redemption or sinking fund rights. Shares of Albemarle common stock will not be liable for further calls or assessments by Albemarle, and the holders of Albemarle common stock will not be liable for any of Albemarle’s liabilities.

Listing. Albemarle’s common stock is listed on the New York Stock Exchange under the symbol “ALB.”
Transfer Agent and Registrar. Equiniti Trust Company, LLC is the transfer agent and registrar for Albemarle common stock.
7.25% Series A Mandatory Convertible Preferred Stock
General. The outstanding shares of Mandatory Convertible Preferred Stock are fully paid and nonassessable and any common stock issued upon the conversion of the Mandatory Convertible Preferred Stock will be fully paid and nonassessable.
Other Rights. The holders of the Mandatory Convertible Preferred Stock have no sinking fund rights or any preemptive or preferential rights to purchase or subscribe to stock, obligations, warrants or other securities of Albemarle of any class.
Transfer Agent and Registrar. Equiniti Trust Company, LLC is the transfer agent and registrar of Albemarle’s common stock and serves as transfer agent, registrar, conversion and dividend disbursing agent for the Mandatory Convertible Preferred Stock.
Listing. The Mandatory Convertible Preferred Stock is not listed on any securities exchange or any automated dealer quotation system.
Ranking. The Mandatory Convertible Preferred Stock, with respect to dividend rights and/or rights upon Albemarle’s liquidation, winding-up or dissolution, as applicable, ranks:
•senior to (i) the Company’s common stock and (ii) each other class or series of capital stock issued after the initial issue date the terms of which do not expressly provide that such capital stock ranks either (x) senior to the Mandatory Convertible Preferred Stock as to dividend rights or rights upon the Company’s liquidation, winding-up or dissolution or (y) on a parity with the Mandatory Convertible Preferred Stock as to dividend rights and rights upon the Company’s liquidation, winding-up or dissolution (which is referred to collectively as “junior stock”);
•on a parity with any class or series of capital stock issued after the initial issue date the terms of which expressly provide that such capital stock will rank on a parity with the Mandatory Convertible Preferred Stock as to dividend rights and rights upon Albemarle’s liquidation, winding-up or dissolution (which is referred to collectively as “parity stock”);
•junior to any class or series of capital stock issued after the initial issue date the terms of which expressly provide that such capital stock will rank senior to the Mandatory Convertible Preferred Stock as to dividend rights or rights upon the Company’s liquidation, winding-up or dissolution (which is referred to collectively as “senior stock”); and
•junior to Albemarle’s existing and future indebtedness.
In addition, the Mandatory Convertible Preferred Stock, with respect to dividend rights and rights upon the Company’s liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of the Company’s subsidiaries as well as the capital stock of Albemarle’s subsidiaries held by third parties.
Dividend Rights
Subject to the rights of holders of any class of capital stock ranking senior to the Mandatory Convertible Preferred Stock with respect to dividends, holders of shares of Mandatory Convertible Preferred Stock are entitled to receive, when, as and if declared by Albemarle’s board of directors, or an authorized committee thereof, out of funds legally available for payment, cumulative dividends at the rate per annum of 7.25% on the liquidation preference of $1,000 per share of Mandatory Convertible Preferred Stock (equivalent to $72.50 per annum per share), payable in cash, by delivery of shares of the Company’s common stock or through any combination of cash and shares of Albemarle’s common stock, as determined by the Company’s board of directors, or an authorized committee thereof, in its sole discretion (subject to the limitations described below). Declared dividends on the Mandatory Convertible Preferred Stock are payable quarterly on March 1, June 1, September 1 and December 1 of each year to, and including, March 1, 2027, commencing on, and including, June 1, 2024 (each, a “dividend payment date”), at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the initial issue date of the Mandatory Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Declared dividends are payable on the relevant dividend payment date to holders of record as they appear on the Company’s stock register at 5:00 p.m., New York City time, on the February 15, May 15, August 15 or November 15, as the case may be, immediately preceding the relevant dividend payment date (each, a “record date”), whether or not such holders convert their shares, or such shares are automatically converted, after a record date and on or prior to the immediately succeeding dividend payment date. These record dates will apply regardless of whether a particular record date is a business day. A “business day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close. If a dividend payment date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in lieu of interest accruing with respect to this delay.
A full dividend period is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period commenced on, and included, the initial issue date of Albemarle’s Mandatory Convertible Preferred Stock and ended on, and excluded, the June 1, 2024 dividend payment date. The amount of dividends payable on each share of Mandatory Convertible Preferred Stock for each full dividend period (after the initial dividend period) is computed by dividing the annual dividend rate by four. Dividends payable on the Mandatory Convertible Preferred Stock for the initial dividend period and any partial dividend period are computed based upon the actual number of days elapsed during the period over a 360-day year (consisting of twelve 30-day months). Accordingly, the dividend on the Mandatory Convertible Preferred Stock for the first dividend period was approximately $17.12 per share (based on the annual dividend rate of 7.25% and a liquidation preference of $1,000 per share) and was payable, when, as and if declared, on June 1, 2024. The dividend on the Mandatory Convertible Preferred Stock for each subsequent full dividend period, when, as and if declared, is $18.125 per share (based on the annual dividend rate of 7.25% and a liquidation preference of $1,000 per share). Accumulated dividends will not bear interest if they are paid subsequent to the applicable dividend payment date.
No dividend will be declared or paid upon, or any sum or number of shares of common stock set apart for the payment of dividends upon, any outstanding share of the Mandatory Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum or number of shares of common stock have been set apart for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock.
The Company’s ability to declare and pay cash dividends and make other distributions with respect to the Company’s capital stock, including the Mandatory Convertible Preferred Stock, may be limited by the terms of any future indebtedness. In addition, Albemarle’s senior credit facilities include financial maintenance covenants based on (i) net leverage and (ii) interest coverage, which may be adversely affected by the use of cash to pay dividends. In addition, Albemarle’s ability to declare and pay dividends may be limited by applicable Virginia law.
So long as any share of the Mandatory Convertible Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the common stock or any other shares of junior stock, and no common stock or other junior stock or parity stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Company or any of the Company’s subsidiaries unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum or number of shares of common stock have been set apart for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock. The foregoing limitation shall not apply to: (i) a dividend payable on any common stock or other junior stock in shares of any common stock or other junior stock; (ii) the acquisition of shares of any common stock or other junior stock in exchange for, or a purchase, redemption or other acquisition for value of shares of any common stock or other junior stock with the proceeds of a substantially concurrent sale of, shares of any common stock or other junior stock and the payment of cash in lieu of any fractional share; (iii) purchases of fractional interests in shares of any common stock or other junior stock pursuant to the conversion or exchange provisions of such shares of other junior stock or any securities exchangeable for or convertible into such shares of common stock or other junior stock; (iv) redemptions, purchases or other acquisitions of shares of common stock or other junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of Albemarle’s or Albemarle’s subsidiaries’ employees, officers, directors, consultants or independent contractors, including, without limitation, the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards and the payment of cash in lieu of any fractional share; (v) any dividends or distributions of rights or common stock or other junior stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan, and the payment of cash in lieu of fractional shares; (vi) purchases of junior stock pursuant to a binding contract (including a stock repurchase plan) to make such purchases, if such contract was in effect before the initial issue date; (vii) the acquisition by Albemarle or any of Albemarle’s subsidiaries of record ownership in common stock or other junior stock or parity stock on behalf of any other persons (other than Albemarle or any of Albemarle’s subsidiaries) that is a beneficial owner thereof, including as trustees or custodians; (viii) the exchange or conversion or reclassification of junior stock for or into other junior stock or of parity stock for or into other parity stock (with the same or lesser aggregate liquidation preference) and the payment of cash in lieu of fractional shares; or (ix) the settlement of any convertible note hedge transactions or capped call transactions entered into in connection with the issuance, by Albemarle or any of Albemarle’s subsidiaries, of any debt securities that are convertible into, or exchangeable for, Albemarle’s common stock (or into or for any combination of cash and Albemarle’s common stock based on the value of Albemarle’s common stock), provided such convertible note hedge transactions or capped call transactions, as applicable, are on customary terms and were entered into either (x) before the initial issue date or (y) in compliance with the foregoing provision.
When dividends on shares of the Mandatory Convertible Preferred Stock have not been paid in full on any dividend payment date or declared and a sum or number of shares of common stock sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date, no dividends may be declared or paid on any parity stock unless dividends are declared on the Mandatory Convertible Preferred Stock such that the respective amounts of such dividends declared on the Mandatory Convertible Preferred Stock and each such other class or series of parity stock shall bear the same ratio to each other as all accumulated and unpaid dividends per share on the shares of the Mandatory Convertible Preferred Stock and such class or series of parity stock (which dollar amount will, if dividends on such class or series of parity stock are not cumulative, be the full amount of dividends per share thereof in respect of the most recent dividend period thereof) (subject to their having been declared by the board of directors, or an authorized committee thereof, out of legally available funds) bear to each other immediately prior to the payment of such dividends, in proportion to their respective liquidation preferences; provided that any unpaid dividends will continue to accumulate.
For the avoidance of doubt, the provisions described in this section will not prohibit or restrict the payment or other acquisition for value of any debt securities that are convertible into, or exchangeable for, any junior stock.
Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the board of directors, or an authorized committee thereof, may be declared and paid on any securities, including common stock and other junior stock, from time to time out of any funds legally available for such payment, and holders of the Mandatory Convertible Preferred Stock shall not be entitled to participate in any such dividends.
If an applicable withholding agent is required to withhold on distributions of common stock to a Non-U.S. holder and pay the applicable withholding taxes, it is possible that the applicable withholding agent may set off those amounts against payments of cash or shares of common stock payable to such holder.
No Redemption. Albemarle may not redeem the Mandatory Convertible Preferred Stock. However, at the Company’s option, it may purchase the Mandatory Convertible Preferred Stock or Depositary Shares from time to time in the open market, by tender offer, exchange offer or otherwise.
Liquidation Preference
In the event of Albemarle’s voluntary or involuntary liquidation, winding-up or dissolution, each holder of Mandatory Convertible Preferred Stock will be entitled to receive out of the assets the Company has legally available for distribution to its stockholders a liquidation preference in the amount of $1,000 per share of the Mandatory Convertible Preferred Stock (the “liquidation preference”), plus an amount equal to accumulated and unpaid dividends on the shares to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of Albemarle’s assets available for distribution to Albemarle’s stockholders, after satisfaction of liabilities to Albemarle’s creditors and holders of any senior stock and before any payment or distribution is made to holders of junior stock (including the Company’s common stock). If, upon Albemarle’s voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference, plus an amount equal to accumulated and unpaid dividends of the Mandatory Convertible Preferred Stock and all parity stock are not paid in full, the holders of the Mandatory Convertible Preferred Stock and any parity stock will share equally and ratably in any distribution of Albemarle’s assets in proportion to the respective liquidation preferences and amounts equal to accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and an amount equal to accumulated and unpaid dividends to which they are entitled, the holders of the Mandatory Convertible Preferred Stock will have no right or claim to any of Albemarle’s remaining assets.
Neither the sale of all or substantially all of Albemarle’s assets or business (other than in connection with the Company’s liquidation, winding-up or dissolution), nor Albemarle’s merger or consolidation into or with any other person, will be deemed to be Albemarle’s voluntary or involuntary liquidation, winding-up or dissolution.

The Mandatory Convertible Preferred Articles of Amendment do not contain any provision requiring funds to be set aside to protect the liquidation preference of the Mandatory Convertible Preferred Stock.
Voting Rights. The holders of the Mandatory Convertible Preferred Stock do not have voting rights other than those described below, except as specifically required by Virginia law.
Whenever dividends on any shares of Mandatory Convertible Preferred Stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date and ending on, but excluding, June 1, 2024), whether or not for consecutive dividend periods (a “nonpayment”), the holders of such shares of Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined below) then outstanding, will be entitled at Albemarle’s next special or annual meeting of stockholders to vote for the election of a total of two additional members of Albemarle’s board of directors (the “preferred stock directors”); provided that the election of any such directors will not cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which the Company’s securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; provided further that Albemarle’s board of directors shall at no time include more than two preferred stock directors. In the event of a nonpayment, the Company will increase the number of directors on Albemarle’s board of directors by two, and the new directors will be elected at an annual or special meeting of stockholders called by Albemarle’s board of directors, subject to its fiduciary duties, at the request of the holders of at least 25% of the shares of Mandatory Convertible Preferred Stock or of any other series of voting preferred stock (provided that if such request is not received at least 90 calendar days before the date fixed for the next annual or special meeting of the stockholders, such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting, so long as the holders of Mandatory Convertible Preferred Stock continue to have such voting rights.
As used in this exhibit, “voting preferred stock” means any other class or series of Albemarle’s parity stock upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the Mandatory Convertible Preferred Stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Mandatory Convertible Preferred Stock and such other voting preferred stock voted.
If and when all accumulated and unpaid dividends have been paid in full, or declared and a sum sufficient for such payment shall have been set aside (a “nonpayment remedy”), the holders of Mandatory Convertible Preferred Stock shall immediately and, without any further action by Albemarle, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent nonpayment. If such voting rights for the holders of Mandatory Convertible Preferred Stock and all other holders of voting preferred stock have terminated, the term of office of each preferred stock director so elected will terminate at such time and the number of directors on Albemarle’s board of directors shall automatically decrease by two.
Any preferred stock director may be removed at any time with or without cause by the holders of record of a majority of the outstanding shares of Mandatory Convertible Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above. In the event that a nonpayment shall have occurred and there shall not have been a nonpayment remedy, any vacancy in the office of a preferred stock director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the preferred stock director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Mandatory Convertible Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above; provided that the filling of each vacancy will not cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which the Company’s securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors.
The Mandatory Convertible Preferred Articles of Amendment provide that, so long as any shares of Mandatory Convertible Preferred Stock remain outstanding, the Company may not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Mandatory Convertible Preferred Stock given in person or by proxy, either in writing or at a meeting:
•authorize or create, or increase the authorized amount of, any senior stock; or
•amend, alter or repeal the provisions of the Company’s amended and restated articles of incorporation so as to materially and adversely affect the rights, preferences, privileges or voting powers of the shares of Mandatory Convertible Preferred Stock; or
•consummate a binding share exchange or reclassification involving the shares of Mandatory Convertible Preferred Stock or a merger or consolidation of the Company with another entity, unless either (i) the shares of Mandatory Convertible Preferred Stock remain outstanding and have rights, preferences, privileges and voting powers, taken as a whole, that are no less favorable to the holders thereof in any material respect than the rights, preferences, privileges and voting powers of the Mandatory Convertible Preferred Stock immediately prior to such consummation, taken as a whole, or (ii) in the case of any such merger or consolidation with respect to which the Company are not the surviving or resulting entity, the shares of Mandatory Convertible Preferred Stock are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and such preference securities have rights, preferences, privileges and voting powers, taken as a whole, that are no less favorable to the holders thereof in any material respect than the rights, preferences, privileges and voting powers of the Mandatory Convertible Preferred Stock immediately prior to such consummation, taken as a whole;
provided, however, that (1) any increase in the amount of the Company’s authorized but unissued shares of preferred stock, (2) any increase in the authorized or issued shares of Mandatory Convertible Preferred Stock, (3) the creation and issuance, or an increase in the authorized or issued amount, of any series of junior stock or any other series of parity stock and (4) the application of the provisions described below under the caption “—Recapitalizations, Reclassifications and Changes in the Company’s Common Stock,” will in each case be deemed not to materially and adversely affect the rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock and shall not require the affirmative vote or consent of holders of the Mandatory Convertible Preferred Stock.
Without the consent of the holders of the Mandatory Convertible Preferred Stock, the Company may amend, alter, supplement, or repeal any terms of the Mandatory Convertible Preferred Stock by amending or supplementing the Company’s amended and restated articles of incorporation or any certificate representing the Mandatory Convertible Preferred Stock for the following purposes:
•to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument (including any provision contained in the Mandatory Convertible Preferred Articles of Amendment);

•to make any provision with respect to matters or questions relating to the Mandatory Convertible Preferred Stock that is not inconsistent with the provisions of the Mandatory Convertible Preferred Articles of Amendment and that does not materially and adversely affect the rights of any holder of the Mandatory Convertible Preferred Stock;
•to waive any of the Company’s rights with respect to the Mandatory Convertible Preferred Stock; or
•to make any other change that does not materially and adversely affect the rights of any holder of the Mandatory Convertible Preferred Stock (other than any holder that consents to such change).
In addition, without the consent of the holders of the Mandatory Convertible Preferred Stock, the Company may amend, alter, supplement or repeal any terms of the Mandatory Convertible Preferred Stock to conform the terms of the Mandatory Convertible Preferred Stock to the description thereof in the prospectus dated February 16, 2023 and filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 16, 2023, as amended by the Post-Effective Amendment No. 1 to the prospectus supplement dated March 4, 2024 and filed by the Company with the Commission on March 4, 2024 (as so amended the “Base Prospectus”), as supplemented and/or amended by the section titled “Description of Mandatory Convertible Preferred Stock” of the prospectus supplement for the Mandatory Convertible Preferred Stock dated as of March 5, 2024 and filed by the Company with the Commission on March 7, 2024 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), as further supplemented and/or amended by the related pricing term sheet.
Holders of shares of the Mandatory Convertible Preferred Stock will not be entitled to vote with respect to any increase in the total number of authorized shares of the Company’s common stock or preferred stock, any increase in the number of authorized shares of the Mandatory Convertible Preferred Stock or the creation or issuance of any other class or series of capital stock, or any increase in the number of authorized shares of any other class or series of capital stock, in each case, ranking on parity with or junior to the Mandatory Convertible Preferred Stock with respect to the payment of dividends and/or the distribution of assets upon liquidation, dissolution or winding up, except as set forth above.
Mandatory Conversion
Each outstanding share of the Mandatory Convertible Preferred Stock, unless previously converted, will automatically convert on the mandatory conversion date, into a number of shares of common stock equal to the conversion rate described below. If the Company declares a dividend for the dividend period ending on March 1, 2027, the Company will pay such dividend to the holders of record as of February 15, 2027, as described above under “—Dividend Rights.” If, on or prior to February 15, 2027, the Company has not declared all or any portion of all accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock through March 1, 2027, the conversion rate will be adjusted so that holders receive an additional number of shares of common stock equal to the amount of accumulated and unpaid dividends that have not been declared (the “additional conversion amount”), divided by the greater of (i) the floor price and (ii) 97% of the five-day average price (calculated as if the applicable dividend payment date were March 1, 2027). To the extent that the additional conversion amount exceeds the product of such number of additional shares and 97% of such five-day average price, the Company will, if it is able to do so in compliance with Virginia law, pay such excess amount in cash pro rata to the holders of the Mandatory Convertible Preferred Stock.
The conversion rate, which is the number of shares of common stock issuable upon conversion of each share of Mandatory Convertible Preferred Stock on the mandatory conversion date (excluding any shares of the Company’s common stock issued in respect of accumulated but unpaid dividends, if any), is as follows:
•if the applicable market value of the Company’s common stock is greater than the “threshold appreciation price,” then the conversion rate will be 7.6180 shares of common stock per share of Mandatory Convertible Preferred Stock (the “minimum conversion rate”), which is approximately equal to $1,000 divided by the threshold appreciation price;
•if the applicable market value of the Company’s common stock is less than or equal to the threshold appreciation price but equal to or greater than the “initial price,” then the conversion rate will be equal to $1,000 divided by the applicable market value of the Company’s common stock, rounded to the nearest ten-thousandth of a share, which will be between 7.6180 and 9.1400 shares of common stock per share of Mandatory Convertible Preferred Stock; or
•if the applicable market value of the Company’s common stock is less than the initial price, then the conversion rate will be 9.1400 shares of common stock per share of Mandatory Convertible Preferred Stock (the “maximum conversion rate”), which is approximately equal to $1,000 divided by the initial price.
The “initial price” equals $1,000, divided by the maximum conversion rate, rounded to the nearest $0.0001, and was initially approximately equal to the closing price of the Company’s common stock on March 5, 2024.
The “threshold appreciation price” equals $1,000, divided by the minimum conversion rate, rounded to the nearest $0.0001, and represents an approximately 20% appreciation over the initial price.
We refer to the minimum conversion rate and the maximum conversion rate collectively as the “fixed conversion rates.” The fixed conversion rates and the applicable market value are each subject to adjustment as described under “—Anti-dilution Adjustments” below.
Definitions
“Applicable market value” means the average VWAP per share of the Company’s common stock over the final averaging period.
“Final averaging period” means the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding March 1, 2027.
“Mandatory conversion date” means the second business day immediately following the last trading day of the final averaging period. The “mandatory conversion date” is expected to be March 1, 2027.
“Trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in the Company’s common stock generally occurs on the New York Stock Exchange or, if the Company’s common stock is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Company’s common stock is then listed or, if the Company’s common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Company’s common stock is then listed or admitted for trading. If the Company’s common stock is not so listed or admitted for trading, “trading day” means a “business day.”
“Market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which the Company’s common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for the Company’s common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Company’s common stock or in any options contracts or futures contracts relating to the Company’s common stock.
A “scheduled trading day” is any day that is scheduled to be a trading day.
“VWAP” per share of the Company’s common stock on any trading day means the per share volume-weighted average price as displayed on Bloomberg page “ALB <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time) (or, if the scheduled close of trading of the primary trading session for the primary U.S. national or regional securities exchange or market on which the Company’s common stock is listed or admitted for trading on such trading day is earlier, such earlier scheduled close of trading) on such trading day; or, if such price is not available, “VWAP” means the market value per share of the Company’s common stock on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Company for this purpose. The “average VWAP” per share over a certain period means the arithmetic average of the VWAP per share for each trading day in such period.
Conversion at the Option of the Holder
Other than during a fundamental change conversion period (as defined below under “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”), holders of the Mandatory Convertible Preferred Stock have the right to convert their shares of Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of Mandatory Convertible Preferred Stock), at any time prior to March 1, 2027, into shares of the Company’s common stock at the minimum conversion rate, subject to adjustment as described under “—Anti-dilution Adjustments” below.
If, as of the effective date of any early conversion (the “early conversion date”), the Company has not declared all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on or prior to the dividend payment date immediately preceding such early conversion date, the conversion rate will be adjusted so that converting holders receive an additional number of shares of common stock equal to such amount of accumulated and unpaid dividends that have not been declared for such full dividend periods (the “early conversion additional conversion amount”), divided by the greater of (i) the floor price and (ii) the average VWAP per share of the Company’s common stock over the 20 consecutive trading day period ending on, and including, the second trading day immediately preceding the early conversion date (the “early conversion average price”). To the extent that the early conversion additional conversion amount exceeds the product of such number of additional shares and the early conversion average price, the Company will not have any obligation to pay the shortfall in cash.
Except as described in the immediately preceding paragraph, upon any optional conversion of any shares of the Mandatory Convertible Preferred Stock pursuant to this “—Conversion at the Option of the Holder” section, the Company will make no payment or allowance for unpaid dividends on such shares of the Mandatory Convertible Preferred Stock, unless such early conversion date occurs after the record date for a declared dividend and on or prior to the immediately succeeding dividend payment date, in which case such dividend will be paid on such dividend payment date to the holder of record of the converted shares as of such record date, as described under “—Dividends.”

Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount
General
If a fundamental change (as defined below) occurs on or prior to March 1, 2027, holders of the Mandatory Convertible Preferred Stock will have the right (the “fundamental change early conversion right”) to: (i) convert their shares of Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of Mandatory Convertible Preferred Stock), into shares of common stock at the fundamental change conversion rate described below; (ii) with respect to such converted shares, receive an amount equal to the present value, as of the effective date of the fundamental change, calculated using a discount rate of 7.5% per annum, of all dividend payments on such shares (excluding any accumulated and unpaid dividends for any dividend period prior to the effective date of the fundamental change, including for the partial dividend period, if any, from, and including, the dividend payment date immediately preceding the effective date to, but excluding, the effective date (collectively, the “accumulated dividend amount”)) for all the remaining full dividend periods and for the partial dividend period from, and including, the effective date to, but excluding, the next dividend payment date (the “fundamental change dividend make-whole amount”); and (iii) with respect to such converted shares, to the extent that, as of the effective date of the fundamental change, there is any accumulated dividend amount, receive payment of the accumulated dividend amount (clauses (ii) and (iii), together, the “make-whole dividend amount”), in the case of clauses (ii) and (iii), subject to the Company’s right to deliver shares of the Company’s common stock in lieu of all or part of such amounts as described under “—Make-whole dividend amount” below; provided that, if the effective date or the conversion date falls after the record date for a declared dividend and prior to the next dividend payment date, such dividend will be paid on such dividend payment date to the holders as of such record date, as described under “—Dividends,” such dividend will not be included in the accumulated dividend amount, and the fundamental change dividend make-whole amount will not include the present value of the payment of such dividend.
To exercise the fundamental change early conversion right, holders must submit their shares of the Mandatory Convertible Preferred Stock for conversion at any time during the period (the “fundamental change conversion period”) beginning on, and including, the effective date of such fundamental change (the “effective date”) and ending at 5:00 p.m., New York City time, on the date that is the earlier of (a) 20 calendar days after the effective date (or, if later, the date that is 20 calendar days after holders receive notice of such fundamental change) and (b) March 1, 2027. For the avoidance of doubt, the fundamental change conversion period may not end on a date that is later than March 1, 2027. Holders of Mandatory Convertible Preferred Stock who submit their shares for conversion during the fundamental change conversion period will have such shares converted at the conversion rate specified in the table below (the “fundamental change conversion rate”) and will be entitled to receive the make-whole dividend amount. Holders of Mandatory Convertible Preferred Stock who do not submit their shares for conversion during the fundamental change conversion period will not be entitled to convert their shares of Mandatory Convertible Preferred Stock at the fundamental change conversion rate or to receive the make-whole dividend amount.
We will notify holders of the effective date of a fundamental change no later than the second business day following such effective date.
A “fundamental change” will be deemed to have occurred at the time any of the following occurs after the initial issue date of the Mandatory Convertible Preferred Stock:

1)a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, the Company’s wholly owned subsidiaries and the Company’s and their employee benefit or incentive plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s common stock representing more than 50% of the voting power of the Company’s common stock or the Company otherwise become aware of such beneficial ownership;

2)the consummation of (A) any recapitalization, reclassification or change of the Company’s common stock (other than a change only in par value or changes resulting from a subdivision or combination) as a result of which the Company’s common stock would be converted into, or exchanged for, or would represent solely the right to receive, stock, other securities, other property or assets (including cash); (B) any share exchange, consolidation or merger of the Company pursuant to which the Company’s common stock will be converted into, will be exchanged for, or will represent solely the right to receive, stock, other securities, other property or assets (including cash); or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and the Company’s subsidiaries, taken as a whole, to any person other than one of the Company’s wholly owned subsidiaries; or

3)our common stock (or other common stock comprising all or part of the exchange property) ceases to be listed on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors).
A transaction or transactions described in clause (1) or clause (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by all of the Company’s common stockholders, excluding cash payments for fractional shares or pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) or will be so listed when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Mandatory Convertible Preferred Stock becomes convertible into or exchangeable for such consideration, excluding cash payments for fractional shares or pursuant to dissenters’ appraisal rights.
If any transaction in which the Company’s common stock is replaced by the securities of another entity occurs, following completion of any related fundamental change conversion period (or, if none, on the effective date of such transaction), references to the Company in the definition of “fundamental change” above shall instead be references to such other entity.
Fundamental change conversion rate
The fundamental change conversion rate will be determined by reference to the table below and is based on the effective date of the fundamental change and the price (the “stock price”) paid (or deemed paid) per share of the Company’s common stock in such transaction. If all holders of the Company’s common stock receive only cash in exchange for their common stock in the fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average VWAP per share of the Company’s common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the effective date of the relevant fundamental change.

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the fixed conversion rates of the Company’s Mandatory Convertible Preferred Stock are adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the minimum conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the minimum conversion rate as so adjusted. Each of the fundamental change conversion rates in the table will be subject to adjustment in the same manner and at the same time as each fixed conversion rate as set forth under “—Anti-dilution Adjustments.”
The following table sets forth the fundamental change conversion rate per share of Mandatory Convertible Preferred Stock for each stock price and effective date set forth below.

	Stock Price
Effective Date	$30.00	$45.00	$60.00	$75.00	$90.00	$105.00	$109.41	$120.00	$131.27	$140.00	$160.00	$180.00	$200.00	$220.00
March 8, 2024	7.4620	7.6780	7.6860	7.6460	7.5980	7.5560	7.5460	7.5213	7.5000	7.4880	7.4640	7.4480	7.4360	7.4300
March 1, 2025	8.0320	8.1600	8.1020	7.9980	7.8920	7.8000	7.7760	7.7253	7.6820	7.6520	7.5980	7.5620	7.5380	7.5200
March 1, 2026	8.6060	8.6980	8.6240	8.4660	8.2820	8.1100	8.0660	7.9673	7.8780	7.8220	7.7220	7.6560	7.6140	7.5880
March 1, 2027	9.1400	9.1400	9.1400	9.1400	9.1400	9.1400	9.1400	8.3333	7.6180	7.6180	7.6180	7.6180	7.6180	7.6180
The exact stock price and effective date may not be set forth in the table, in which case:
•if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the fundamental change conversion rate will be determined by straight-line interpolation between the fundamental change conversion rates set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day or 366-day year, as applicable;
•if the stock price is in excess of $220.00 per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate will be the minimum conversion rate; and
•if the stock price is less than $30.00 per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate will be the maximum conversion rate.
Make-whole dividend amount
For any shares of Mandatory Convertible Preferred Stock that are converted during the fundamental change conversion period, subject to the limitations described below, the Company may pay the make-whole dividend amount, determined in the Company’s sole discretion:

•by paying cash;
•by delivering shares of the Company’s common stock; or
•through any combination of paying cash and delivering shares of the Company’s common stock.
We will pay the make-whole dividend amount in cash, except to the extent the Company elects on or prior to the second business day following the effective date of a fundamental change to make all or any portion of such payments by delivering shares of the Company’s common stock. If the Company elects to make any payment of the make-whole dividend amount, or any portion thereof, in shares of the Company’s common stock, such shares shall be valued for such purpose at 97% of the stock price.
No fractional shares of common stock will be delivered to the holders of the Mandatory Convertible Preferred Stock in respect of the make-whole dividend amount. The Company will instead pay a cash adjustment to each converting holder that would otherwise be entitled to a fraction of a share of common stock based on the average VWAP per share of the Company’s common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the conversion date.
Notwithstanding the foregoing, with respect to any conversion of Mandatory Convertible Preferred Stock during the fundamental change conversion period, in no event will the number of shares of the Company’s common stock that the Company delivers in lieu of paying all or any portion of the make-whole dividend amount in cash exceed a number equal to the portion of the make-whole dividend amount to be paid by the delivery of common stock, divided by the greater of (i) the floor price and (ii) 97% of the stock price. To the extent that the portion of the make-whole dividend amount as to which the Company has elected to deliver shares of common stock in lieu of paying cash exceeds the product of the number of shares of common stock delivered in respect of such portion of the make-whole dividend amount and 97% of the stock price, the Company will, if it is able to do so in compliance with Virginia law, notwithstanding any notice by the Company to the contrary, pay such excess amount in cash.
In addition, if the Company is prohibited from paying or delivering, as the case may be, the make-whole dividend amount (whether in cash or in shares of the Company’s common stock), in whole or in part, due to limitations of applicable Virginia law, the conversion rate will instead be increased by a number of shares of common stock equal to the cash amount of the aggregate unpaid and undelivered make-whole dividend amount, divided by the greater of (i) the floor price and (ii) 97% of the stock price. To the extent that the cash amount of the aggregate unpaid and undelivered make-whole dividend amount exceeds the product of such number of additional shares and 97% of the stock price, the Company will not have any obligation to pay the shortfall in cash.
Not later than the second business day following the effective date of a fundamental change, the Company will notify holders of:
•the fundamental change conversion rate;
•the fundamental change dividend make-whole amount and whether the Company will pay such amount, or any portion thereof, in shares of the Company’s common stock and, if applicable, the portion of such amount that will be paid in common stock; and
•the accumulated dividend amount and whether the Company will pay such amount, or any portion thereof, in shares of the Company’s common stock and, if applicable, the portion of such amount that will be paid in common stock.

Our obligation to deliver shares at the fundamental change conversion rate and pay the fundamental change dividend make-whole amount could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
Conversion Procedures
Upon mandatory conversion
Any outstanding shares of Mandatory Convertible Preferred Stock will automatically convert into shares of common stock on the mandatory conversion date. The person or persons entitled to receive the shares of common stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the mandatory conversion date. Except as provided under “—Anti-dilution Adjustments,” prior to 5:00 p.m., New York City time, on the mandatory conversion date, the shares of common stock issuable upon conversion of the Mandatory Convertible Preferred Stock will not be deemed to be outstanding for any purpose and holders of the Mandatory Convertible Preferred Stock will have no rights with respect to such shares of common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Mandatory Convertible Preferred Stock.
Upon early conversion
If a holder elects to convert its shares of Mandatory Convertible Preferred Stock prior to March 1, 2027, in the manner described under “—Conversion at the Option of the Holder” or “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount,” such holder must observe the conversion procedures set forth below.
If such holder holds a beneficial interest in a global share of Mandatory Convertible Preferred Stock, to convert its shares of Mandatory Convertible Preferred Stock early, such holder must deliver to The Depository Trust Company (“DTC”) the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if such holder’s shares of Mandatory Convertible Preferred Stock are held in certificated form, such holder must comply with certain procedures set forth in the Mandatory Convertible Preferred Articles of Amendment.
The conversion date will be the date on which the converting holder has satisfied the foregoing requirements; provided that, for the avoidance of doubt, in no event may such conversion date occur after March 1, 2027. A holder that early converts its shares of Mandatory Convertible Preferred Stock will not be required to pay any taxes or duties relating to the issuance or delivery of the Company’s common stock if such holder exercises its early conversion rights, except that such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the name of such holder. Shares of common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by the converting holder have been paid in full and will be issued on the later of the second business day immediately succeeding the conversion date and the business day after such holder has paid in full all applicable taxes and duties, if any.
The person or persons entitled to receive the shares of common stock issuable upon early conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the applicable conversion date. Prior to 5:00 p.m., New York City time, on the applicable conversion date, the shares of common stock issuable upon early conversion of the Mandatory Convertible Preferred Stock will not be deemed to be outstanding for any purpose and a holder of shares of the Mandatory Convertible Preferred Stock will have no rights with respect to such shares of common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Mandatory Convertible Preferred Stock.
Fractional shares
No fractional shares of common stock will be issued to holders of the Company’s Mandatory Convertible Preferred Stock upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of shares of the Company’s Mandatory Convertible Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the average VWAP per share of the Company’s common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the relevant conversion date.
If more than one share of the Company’s Mandatory Convertible Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of shares of the Company’s common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Company’s Mandatory Convertible Preferred Stock so surrendered.
Anti-dilution Adjustments. Each fixed conversion rate will be adjusted if:
1)We issue common stock to all or substantially all holders of the Company’s common stock as a dividend or other distribution, in which event, each fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the date fixed for determination of the holders of the Company’s common stock entitled to receive such dividend or other distribution will be multiplied by a fraction:
•the numerator of which is the sum of (x) the number of shares of the Company’s common stock outstanding immediately prior to 5:00 p.m., New York City time, on the date fixed for such determination and (y) the total number of shares of the Company’s common stock constituting such dividend or other distribution, and
•the denominator of which is the number of shares of the Company’s common stock outstanding immediately prior to 5:00 p.m., New York City time, on the date fixed for such determination.
Any increase made pursuant to this clause (1) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. If any dividend or distribution described in this clause (1) is declared but not so paid or made, each fixed conversion rate shall be decreased, effective as of the date the Company’s board of directors, or an authorized committee thereof, publicly announces its decision not to make such dividend or distribution, to such fixed conversion rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (1), the number of shares of common stock outstanding immediately prior to 5:00 p.m., New York City time, on the date fixed for such determination shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock.
2)We issue to all or substantially all holders of the Company’s common stock rights or warrants (other than rights or warrants issued pursuant to a stockholder rights plan, customary dividend reinvestment plan or customary share purchase plan or other similar plans) entitling them, for a period of up to 45 calendar days after the announcement date of such issuance, to subscribe for or purchase the Company’s shares of common stock at less than the “current market price” (as defined below) of the Company’s common stock, in which case each fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the date fixed for determination of the holders of the Company’s common stock entitled to receive such rights or warrants will be increased by multiplying such fixed conversion rate by a fraction:
•the numerator of which is the sum of (x) the number of shares of common stock outstanding immediately prior to 5:00 p.m., New York City time, on the date fixed for such determination and (y) the number of shares of the Company’s common stock issuable pursuant to such rights or warrants, and
•the denominator of which shall be the sum of (i) the number of shares of common stock outstanding immediately prior to 5:00 p.m., New York City time, on the date fixed for such determination and (ii) the number of shares of common stock equal to the quotient of the aggregate offering price payable to exercise such rights or warrants, divided by the current market price of the Company’s common stock.
Any increase made pursuant to this clause (2) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such rights or warrants described in this clause (2) are not so issued, each fixed conversion rate shall be decreased, effective as of the date the Company’s board of directors, or an authorized committee thereof, publicly announces its decision not to issue such rights or warrants, to such fixed conversion rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of the Company’s common stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, each fixed conversion rate shall be decreased to such fixed conversion rate that would then be in effect had the increase made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of the Company’s common stock actually delivered. In determining whether any rights or warrants entitle the holders thereof to subscribe for or purchase shares of the Company’s common stock at less than the current market price, and in determining the aggregate offering price payable for such shares of the Company’s common stock, there shall be taken into account any consideration received for such rights or warrants and the amount payable upon exercise or conversion thereof, the value of such consideration (if other than cash) to be determined by the Company’s board of directors, or an authorized committee thereof. For the purposes of this clause (2), the number of shares of common stock at the time outstanding shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock.
3)We subdivide or combine the Company’s common stock, in which event each fixed conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the effective date of such subdivision or combination will be multiplied by a fraction:
•the numerator of which is the number of shares of the Company’s common stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination, and
•the denominator of which is the number of shares of the Company’s common stock outstanding immediately prior to such subdivision or combination.
Any adjustment made pursuant to this clause (3) shall become effective immediately after 9:00 a.m., New York City time, on the effective date of such subdivision or combination.

4)We distribute to all or substantially all holders of the Company’s common stock evidences of the Company’s indebtedness, shares of capital stock, securities, rights to acquire the Company’s capital stock (other than rights issued pursuant to a stockholder rights plan so long as such rights have not separated from the common stock), cash or other assets, excluding:
•any dividend or distribution as to which an adjustment was effected pursuant to clause (1) above;
•any rights or warrants as to which an adjustment was effected pursuant to clause (2) above;
•any dividend or distribution as to which the provisions set forth in clause (5) below shall apply; and
•any spin-off to which the provisions set forth below in this clause (4) shall apply, in which event each fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the date fixed for the determination of holders of the Company’s common stock entitled to receive such distribution will be multiplied by a fraction:
•the numerator of which is the current market price of our common stock, and
•the denominator of which is the current market price of the Company’s common stock minus the fair market value, as determined by the Company’s board of directors, or an authorized committee thereof, on the ex-date of such distribution, of the portion of the evidences of indebtedness, shares of capital stock, securities, rights to acquire the Company’s capital stock, cash or other assets so distributed applicable to one share of the Company’s common stock.
Any increase made pursuant to the preceding paragraph will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such distribution described in the preceding paragraph is not so made, each fixed conversion rate shall be decreased, effective as of the date the Company’s board of directors, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such fixed conversion rate that would then be in effect if such distribution had not been declared.
In the event that the Company makes a distribution to all holders of the Company’s common stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of the Company’s, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (herein referred to as a “spin-off”), each fixed conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-date of such distribution will be multiplied by a fraction:
•the numerator of which is the sum of the current market price of the Company’s common stock and the current market price of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock, and
•the denominator of which is the current market price of the Company’s common stock.
Any increase made pursuant to the preceding paragraph shall be made immediately following the determination of the current market price of the Company’s common stock, but shall become retroactively effective immediately after 9:00 a.m., New York City time, on the ex-date of such distribution. In the event that such distribution described in the preceding paragraph is not so made, each fixed conversion rate shall be decreased, effective as of the date the Company’s board of directors, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such fixed conversion rate that would then be in effect if such distribution had not been declared. Because the Company will make any increase to each fixed conversion rate pursuant to the preceding paragraph with retroactive effect, it will delay the settlement of any conversion of Mandatory Convertible Preferred Stock where any date for determining the number of shares of the Company’s common stock issuable upon such conversion occurs during the period for determining the current market price pursuant to the preceding paragraph until the second business day immediately following the last trading day of such period.
5)We make a dividend or distribution consisting exclusively of cash to all or substantially all holders of the Company’s common stock, excluding:
•any regular, quarterly cash dividend that does not exceed $0.40 per share (the “initial dividend threshold”),
•any cash that is distributed in exchange for or upon conversion of the Company’s common stock in a reorganization event (as described below),
•any dividend or distribution in connection with the Company’s liquidation, dissolution or winding up, and
•any consideration payable as part of a tender or exchange offer covered by clause (6), in which event, each fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the date fixed for determination of the holders of the Company’s common stock entitled to receive such dividend or distribution will be multiplied by a fraction:
•the numerator of which is the current market price of the Company’s common stock minus the initial dividend threshold (provided that if the dividend or distribution is not a regular quarterly cash dividend, the initial dividend threshold will be deemed to be zero), and
•the denominator of which is the current market price of the Company’s common stock minus the amount per share of the Company’s common stock of such dividend or distribution.
The initial dividend threshold is subject to adjustment on an inversely proportional basis whenever the fixed conversion rates are adjusted, but no adjustment will be made to the initial dividend threshold for any adjustment made to the fixed conversion rates pursuant to this clause (5).
Any increase made pursuant to this clause (5) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of the Company’s common stock entitled to receive such dividend or distribution. In the event that any dividend or distribution described in this clause (5) is not so made, each fixed conversion rate shall be decreased, effective as of the date the Company’s board of directors, or an authorized committee thereof, publicly announces its decision not to make such dividend or distribution, to such fixed conversion rate which would then be in effect if such dividend or distribution had not been declared.
6)We or any of the Company’s subsidiaries successfully complete a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for the Company’s common stock where the cash and the value of any other consideration included in the payment per share of the Company’s common stock exceeds the current market price of the Company’s common stock, in which event each fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (the “expiration date”) will be multiplied by a fraction:
•the numerator of which shall be equal to the sum of:
i)the aggregate cash and fair market value (as determined by the Company’s board of directors, or an authorized committee thereof) on the expiration date of any other consideration paid or payable for shares purchased in such tender or exchange offer; and
ii)the product of:
1.the current market price of the Company’s common stock; and
2.the number of shares of the Company’s common stock outstanding immediately after such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer), and
•the denominator of which shall be equal to the product of:
i)the current market price of the Company’s common stock; and
ii)the number of shares of the Company’s common stock outstanding immediately prior to the time such tender or exchange offer expires (without giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer).
Any increase made pursuant to this clause (6) shall be made immediately following the determination of the current market price of the Company’s common stock, but shall become retroactively effective immediately after 5:00 p.m., New York City time, on the expiration date. In the event that the Company is, or one of the Company’s subsidiaries is, obligated to purchase shares of the Company’s common stock pursuant to any such tender offer or exchange offer, but the Company is, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each fixed conversation rate shall be decreased to be such fixed conversion rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (6) to any tender offer or exchange offer would result in a decrease in each fixed conversation rate, no adjustment shall be made for such tender offer or exchange offer under this clause (6). Because the Company will make any increase to each fixed conversion rate pursuant to this clause (6) with retroactive effect, it will delay the settlement of any conversion of Mandatory Convertible Preferred Stock where any date for determining the number of shares of the Company’s common stock issuable upon such conversion occurs during the period for determining the current market price pursuant to this clause (6) until the second business day immediately following the last trading day of such period.
In cases where (i) the fair market value of the evidences of the Company’s indebtedness, shares of capital stock, securities, rights to acquire the Company’s capital stock, cash or other assets distributed per share of the Company’s common stock as to which clause (4) above applies (except with respect to a spin-off), or (ii) the amount of cash distributed per share of the Company’s common stock as to which clause (5) above applies, in each case, equals or exceeds the average VWAP per share of the Company’s common stock over the ten consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date of such distribution, rather than being entitled to an adjustment in each fixed conversion rate, holders of the Mandatory Convertible Preferred Stock will be entitled to receive, at the same time and upon the same terms as holders of the Company’s common stock, the kind and amount of the evidences of the Company’s indebtedness, shares of capital stock, securities, rights to acquire the Company’s capital stock, cash or other assets, as the case may be, comprising the distribution that such holder would have received if such holder had owned, immediately prior to the record date for determining the holders of the Company’s common stock entitled to receive the distribution, for each share of Mandatory Convertible Preferred Stock, a number of shares of the Company’s common stock equal to the maximum conversion rate in effect on the date of such distribution.
To the extent that the Company has a rights plan in effect with respect to the Company’s common stock on any conversion date, upon conversion of any shares of the Mandatory Convertible Preferred Stock, a converting holder will receive, in addition to the Company’s common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from the Company’s common stock, in which case each fixed conversion rate will be adjusted at the time of separation as if the Company made a distribution to all holders of the Company’s common stock as described in the portion of clause (4) above not relating to a spin-off, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights or warrants pursuant to a rights plan that would allow a holder to receive upon conversion, in addition to any shares of the Company’s common stock, the rights described therein (unless such rights or warrants have separated from the Company’s common stock (in which case each fixed conversion rate will be adjusted at the time of separation as if the Company made a distribution to all holders of the Company’s common stock as described in the portion of clause (4) above not relating to a spin-off, subject to readjustment in the event of the expiration, termination or redemption of such rights)) shall not constitute a distribution of rights or warrants that would entitle such holder to an adjustment to the fixed conversion rates.
For the purposes of determining the adjustment to the fixed conversion rate for the purposes of:
•clause (2), clause (4) in the event of an adjustment not relating to a spin-off and clause (5) above, the “current market price” of the Company’s common stock is the average VWAP per share of the Company’s common stock over the ten consecutive trading day period ending on, and including, (x) for purposes of clause (2) above, the trading day immediately preceding the announcement date of the relevant issuance and (y) for purposes of clause (4) in the event of an adjustment not relating to a spin-off and clause (5) above, the trading day immediately preceding the ex-date of the relevant distribution;
•clause (4) above in the event of an adjustment relating to a spin-off, the “current market price” of the Company’s common stock, capital stock or similar equity interest, as applicable (in the case of any capital stock or similar equity interest, determined by reference to the definition of “VWAP” as if references therein to the Company’s common stock were to such capital stock or similar equity interest), is the average VWAP per share over the first ten consecutive trading days commencing on, and including, the ex-date of such distribution; and
•clause (6) above, the “current market price” of the Company’s common stock is the average VWAP per share of the Company’s common stock over the ten consecutive trading day period commencing on, and including, the trading day immediately following the expiration date of the relevant tender or exchange offer.
The term “ex-date,” when used with respect to any issuance, dividend or distribution, means the first date on which the shares of the Company’s common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of the Company’s common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.
In addition, the Company may make such increases in each fixed conversion rate as it deems advisable if the Company’s board of directors, or an authorized committee thereof, determines that such increase would be in the Company’s best interest or in order to avoid or diminish any income tax to holders of the Company’s common stock resulting from any dividend or distribution of shares of the Company’s common stock (or issuance of rights or warrants to acquire shares of the Company’s common stock) or from any event treated as such for income tax purposes or for any other reason. The Company may only make such a discretionary adjustment if it makes the same proportionate adjustment to each fixed conversion rate.
In the event of a taxable distribution to holders of the Company’s common stock that results in an adjustment of each fixed conversion rate or an increase in each fixed conversion rate in the Company’s discretion, beneficial owners of the Depositary Shares may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend, including withholding tax in the case of Non-U.S. Holders. See the section titled “Certain U.S. Federal Income Tax Consequences” in the Prospectus.
If an applicable withholding agent is required to withhold on constructive distributions to a Non-U.S. Holder (see the section titled “Certain U.S. Federal Income Tax Consequences” in the Prospectus) and pay the applicable withholding taxes, it is possible that the applicable withholding agent may set off those amounts against payments of cash or shares of common stock payable to such holder.
Adjustments to the fixed conversion rates will be calculated to the nearest 1/10,000th of a share. Prior to the first trading day of the final averaging period, no adjustment to a fixed conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in such fixed conversion rate. If any adjustment is not required to be made because it would not change the fixed conversion rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided, however, that the Company will make such adjustments, regardless of whether such aggregate adjustments amount to one percent or more of the fixed conversion rates (x) on any early conversion date (including in connection with a fundamental change); (y) on the effective date of any fundamental change; and (z) on each trading day of the final averaging period.
No adjustments to the fixed conversion rates will be made if holders may participate (other than in the case of (x) a share subdivision or share combination or (y) a tender or exchange offer), at the same time, upon the same terms and otherwise on the same basis as holders of the Company’s common stock and solely as a result of holding Mandatory Convertible Preferred Stock, in the transaction that would otherwise give rise to such adjustment as if they held, for each share of Mandatory Convertible Preferred Stock, a number of shares of the Company’s common stock equal to the maximum conversion rate then in effect.
The fixed conversion rates will not be adjusted except as provided above. Without limiting the foregoing, the fixed conversion rates will not be adjusted:
a)upon the issuance of any common stock (or rights with respect thereto) pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in common stock under any plan;

b)upon the issuance of any common stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit or other incentive plan or program of or assumed by the Company or any of the Company’s subsidiaries;
c)upon the issuance of any common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Mandatory Convertible Preferred Stock were first issued;
d)for a change solely in the par value of the Company’s common stock;
e)for sales of the Company’s common stock for cash, including the sale of shares of the Company’s common stock for a purchase price that is less than the market price per share of the Company’s common stock or less than the maximum conversion price or the minimum conversion price, other than in a transaction described in clause (2) or clause (4) above;
f)for stock repurchases that are not tender or exchange offers, including pursuant to structured or derivative transactions;
g)as a result of a tender offer solely to holders of fewer than 100 shares of the Company’s common stock;
h)as a result of a third-party tender or exchange offer, other than a tender or exchange offer by one of the Company’s subsidiaries as described in clause (6) above;
i)for any regular, quarterly cash dividend that does not exceed the initial dividend threshold; or
j)for accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock, except as described above under “—Mandatory Conversion,” “—Conversion at the Option of the Holder” and “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.”
The Company will, as soon as practicable after the fixed conversion rates are adjusted, provide or cause to be provided written notice of the adjustment to the holders of shares of Mandatory Convertible Preferred Stock. The Company will also upon written request by a beneficial owner of the Depositary Shares deliver a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth each revised fixed conversion rate.
If an adjustment is made to the fixed conversion rates, an inversely proportional adjustment also will be made to the floor price. For the avoidance of doubt, if an adjustment is made to the fixed conversion rates, no separate inversely proportionate adjustment will be made to the initial price or the threshold appreciation price because the initial price is equal to $1,000 divided by the maximum conversion rate (as adjusted in the manner described herein) and the threshold appreciation price is equal to $1,000 divided by the minimum conversion rate (as adjusted in the manner described herein).
Whenever any provision of the Mandatory Convertible Preferred Articles of Amendment requires the Company to calculate the VWAP per share of the Company’s common stock over a span of multiple days, the Company’s board of directors, or any authorized committee thereof, will make appropriate adjustments (including, without limitation, to the applicable market value, the early conversion average price, the stock price and the five-day average price, as the case may be) to account for any adjustments to the fixed conversion rates that become effective, or any event that would require such an adjustment if the record date, ex-date, effective date or expiration date, as the case may be, of such event occurs, during the relevant period used to calculate such prices or values, as the case may be.
If:
•the record date for a dividend or distribution on the Company’s common stock occurs after the end of the final averaging period and before the mandatory conversion date, and

•that dividend or distribution would have resulted in an adjustment of the number of shares of the Company’s common stock issuable to the holders of Mandatory Convertible Preferred Stock had such record date occurred on or before the last trading day of the final averaging period, then the Company will deem the holders of Mandatory Convertible Preferred Stock to be holders of record, for each share of Mandatory Convertible Preferred Stock that they hold, of a number of shares of the Company’s common stock equal to the conversion rate for purposes of that dividend or distribution. In this case, the holders of the Mandatory Convertible Preferred Stock would receive the dividend or distribution on the Company’s common stock together with the number of shares of common stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock.
Recapitalizations, Reclassifications and Changes in the Company’s Common Stock. In the event of:
•any consolidation or merger of the Company with or into another person (other than a merger or consolidation in which the Company is the continuing corporation and in which the shares of the Company’s common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of the Company or another person);
•any sale, transfer, lease or conveyance to another person of all or substantially all of the Company’s and the Company’s subsidiaries’ consolidated property and assets;
•any reclassification of the Company’s common stock into securities, including securities other than the Company’s common stock; or
•any statutory exchange of the Company’s securities with another person or binding share exchange (other than in connection with a merger or consolidation), in each case, as a result of which the Company’s common stock would be converted into, or exchanged for, securities, cash or property (each, a “reorganization event”), each share of Mandatory Convertible Preferred Stock outstanding immediately prior to such reorganization event shall, without the consent of the holders of the Mandatory Convertible Preferred Stock, become convertible into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its Mandatory Convertible Preferred Stock into common stock immediately prior to such reorganization event (such securities, cash and other property, the “exchange property,” with each “unit of exchange property” meaning the kind and amount of exchange property that a holder of one share of common stock is entitled to receive). For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes the Company’s common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of the Company’s common stock in such reorganization event. The Company will notify holders of the Mandatory Convertible Preferred Stock of such weighted average as soon as practicable after such determination is made. The number of units of exchange property the Company will deliver upon conversion of each share of Mandatory Convertible Preferred Stock or as a payment of dividends on the Mandatory Convertible Preferred Stock, as applicable, following the effective date of such reorganization event will be determined as if references to the Company’s common stock in the description of the conversion rate applicable upon mandatory conversion, conversion at the option of the holder or conversion at the option of the holder upon a fundamental change and/or the description of the relevant dividend payment provisions, as applicable, were to units of exchange property (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date on which holders of the Mandatory Convertible Preferred Stock become holders of record of the underlying exchange property). For the purpose of determining which bullet of the definition of conversion rate will apply upon mandatory conversion, and for the purpose of calculating the conversion rate if the second bullet of such definition is applicable, the value of a unit of exchange property will be determined in good faith by the Company’s board of directors, or an authorized committee thereof, except that if a unit of exchange property includes common stock or ADRs that are traded on a U.S. national securities exchange, the value of such common stock or ADRs will be the average over the final averaging period of the volume-weighted average prices for such common stock or ADRs, as displayed on the applicable Bloomberg screen (as determined in good faith by the Company’s board of directors, or an authorized committee thereof), or, if such price is not available, the average market value per share of such common stock or ADRs over such period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Company for this purpose. The Company (or any successor to the Company) will, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any reorganization event, provide written notice to the holders of Mandatory Convertible Preferred Stock of such occurrence and of the kind and amount of cash, securities or other property that constitute the exchange property. Failure to deliver such notice will not affect the operation of the provisions described in this section.
The provisions of this “—Recapitalizations, Reclassifications and Changes in the Company’s Common Stock” will similarly apply to successive reorganization events and the provisions of “—Anti-dilution Adjustments” will apply to any shares of capital stock or ADRs of the Company (or any successor thereto) received by the holders of the Company’s common stock in any such reorganization event. In connection with any reorganization event, the Company will also adjust the initial dividend threshold (as defined under “—Anti-dilution Adjustments”) based on the number of shares of common stock or ADRs comprising the exchange property and (if applicable) the value of any consideration other than common stock or ADRs comprising the exchange property. If the exchange property is composed solely of consideration other than common stock or ADRs, the initial dividend threshold will be zero.
Reservation of Shares. The Company at all times reserves and keeps available out of the authorized and unissued common stock, solely for issuance upon conversion of the Mandatory Convertible Preferred Stock, the maximum number of shares of common stock as shall be issuable from time to time upon the conversion of all the shares of Mandatory Convertible Preferred Stock then outstanding (including, for the avoidance of doubt, the maximum additional conversion amount).
Anti-Takeover Provisions
Albemarle Organizational Documents. The Albemarle organizational documents and the VSCA contain provisions that may have the effect of impeding, delaying or discouraging the acquisition of control of Albemarle by means of a tender or exchange offer, proxy fight, merger or share exchange, open market purchases or otherwise in a transaction not approved by the Albemarle board of directors. These provisions are designed to reduce, or have the effect of reducing, Albemarle’s vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of Albemarle’s assets or an unsolicited takeover attempt that the Albemarle board of directors does not believe is in the best interests of its shareholders.
Undesignated Preferred Stock. Under Albemarle’s amended and restated articles of incorporation, the Albemarle board of directors has the authority, without further shareholder approval, to issue preferred stock in classes or series and to fix the designations, voting power, preferences and rights of the shares of each class or series and any qualifications, limitations or restrictions with respect to that class or series. Under this authority, the Albemarle board of directors could create and issue a class or series of preferred stock with rights, preferences or restrictions that have the effect of discriminating against an existing or prospective holder of Albemarle’s capital stock as a result of such holder beneficially owning or commencing a tender offer for a substantial amount of Albemarle common stock. One of the effects of authorized but unissued and unreserved shares of preferred stock may be to render it more difficult for, or discourage an attempt by, a potential acquiror to obtain control of Albemarle by means of a merger, share exchange, tender or exchange offer, proxy contest or otherwise, and thereby protect the continuity of Albemarle’s management. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of Albemarle without any further action by Albemarle shareholders.
Additional Provisions. Other provisions of the Albemarle organizational documents that may make replacing the Albemarle board of directors more difficult include:
•75% supermajority voting requirements to approve affiliated transactions or an amendment to the provisions in Albemarle’s amended and restated articles of incorporation relating to this supermajority voting requirement;
•only the chief executive officer, president, chairman of the board, or a majority of the Albemarle board, and not shareholders, are able to call a special meeting of shareholders;
•inability of shareholders to act by less-than-unanimous written consent;
•requirements for advance notice for proposing business or making director nominations at shareholder meetings;
•requirements for advance notice for proposing business or making director nominations at shareholder meetings;
•removal of directors only for cause; and
•ability of the Albemarle board of directors to increase the size of the board of directors and fill vacancies on the board of directors.
Affiliated Transactions Statute. The VSCA contains provisions governing affiliated transactions. In general, these provisions prohibit a Virginia corporation from engaging in affiliated transactions with any holder of more than 10% of any class of its outstanding voting shares, or an interested shareholder, for a period of three years following the date that such person became an interested shareholder unless:
•a majority of (but not fewer than two) disinterested directors on the board of directors of the corporation and the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder, approve the affiliated transaction; or
•before the date the person became an interested shareholder, a majority of the disinterested directors on the board of directors approved the transaction that resulted in the shareholder becoming an interested shareholder.
•After three years, any such transaction must satisfy certain fair price requirements in the statute or be approved by the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder. For a description of the affiliated transactions subject to this approval requirement, see “⸺ Common Stock ⸺ Voting Rights.”
Control Share Acquisitions Statute. The VSCA also contains provisions relating to control share acquisitions, which are transactions causing the voting power of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless:

•the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation; or
•the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares.
The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition.
As permitted by Virginia law, the Albemarle board of directors has adopted a bylaw providing that the control share acquisition provisions of Virginia law do not apply to the acquisition of its shares.

DESCRIPTION OF DEPOSITARY SHARES
General
Each Depositary Share represents a 1/20th interest in a share of the Company’s Mandatory Convertible Preferred Stock and was initially evidenced by a global security. Subject to the terms of the deposit agreement, the Depositary Shares are entitled to all rights, preferences, privileges and voting powers of the Company’s Mandatory Convertible Preferred Stock, as applicable, in proportion to the fraction of a share of the Company’s Mandatory Convertible Preferred Stock those Depositary Shares represent.
In this section, references to “holders” of Depositary Shares mean those who have Depositary Shares registered in their own names on the books maintained by the bank depositary and not indirect holders who will own beneficial interests in Depositary Shares registered in the street name of, or issued in book-entry form through, DTC prior to the mandatory conversion of the Company’s Mandatory Convertible Preferred Stock. Special considerations that apply to indirect holders as described under “—Book-entry, Settlement and Clearance” in this section.
Conversion
Because each Depositary Share represents a 1/20th interest in a share of the Company’s Mandatory Convertible Preferred Stock, a holder of Depositary Shares may elect to convert Depositary Shares only in lots of 20 Depositary Shares, either on an early conversion date at the minimum conversion rate of 0.3809 shares of the Company’s common stock per Depositary Share, subject to adjustment, or during a fundamental change conversion period at the fundamental change conversion rate, as described below. For a description of the terms and conditions on which the Company’s Mandatory Convertible Preferred Stock is convertible at the option of holders of Mandatory Convertible Preferred Stock, see the sections entitled “Description of Capital Stock—7.25% Series A Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder” and “Description of Capital Stock—7.25% Series A Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount” in this exhibit.
The following table sets forth the fundamental change conversion rate per Depositary Share, subject to adjustment as described under “Description of Capital Stock—7.25% Series A Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount,” based on the effective date of the fundamental change and the stock price in the fundamental change:

	Stock Price
Effective Date	$30.00	$45.00	$60.00	$75.00	$90.00	$105.00	$109.41	$120.00	$131.27	$140.00	$160.00	$180.00	$200.00	$220.00
March 8, 2024	0.3731	0.3839	0.3843	0.3823	0.3799	0.3778	0.3773	0.3761	0.3750	0.3744	0.3732	0.3724	0.3718	0.3715
March 1, 2025	0.4016	0.4080	0.4051	0.3999	0.3946	0.3900	0.3888	0.3863	0.3841	0.3826	0.3799	0.3781	0.3769	0.3760

March 1, 2026	0.4303	0.4349	0.4312	0.4233	0.4141	0.4055	0.4033	0.3984	0.3939	0.3911	0.3861	0.3828	0.3807	0.3794
March 1, 2027	0.4570	0.4570	0.4570	0.4570	0.4570	0.4570	0.4570	0.4167	0.3809	0.3809	0.3809	0.3809	0.3809	0.3809
The exact stock price and effective date may not be set forth in the table, in which case:
•if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the fundamental change conversion rate per Depositary Share will be determined by straight-line interpolation between the fundamental change conversion rates per Depositary Share set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day or 366-day year, as applicable;
•if the stock price is in excess of $220.00 per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate per Depositary Share will be the minimum conversion rate, divided by 20; and
•if the stock price is less than $30.00 per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate per Depositary Share will be the maximum conversion rate, divided by 20.
On any conversion date for the Company’s Mandatory Convertible Preferred Stock, each Depositary Share corresponding to the shares of the Company’s Mandatory Convertible Preferred Stock so converted will be entitled to receive 1/20th of the number of shares of the Company’s common stock and the amount of any cash received by the depositary upon conversion of each share of the Company’s Mandatory Convertible Preferred Stock.
The following table illustrates the conversion rate per Depositary Share, subject to adjustment as described under “Description of Capital Stock—7.25% Series A Mandatory Convertible Preferred Stock—Anti-dilution Adjustments” in this exhibit, based on the applicable market value of the Company’s common stock:

Applicable market value of the Company’s common stock	Conversion rate per Depositary Share
Greater than the threshold appreciation price	0.3809 shares of common stock

Equal to or less than the threshold appreciation price but greater than or equal to the initial price	Between 0.3809 and 0.4570 shares of common stock, determined by dividing $50 by the applicable market value

Less than the initial price	0.4570 shares of common stock
After delivery of the Company’s common stock by the transfer agent to the bank depositary following conversion of the Company’s Mandatory Convertible Preferred Stock, the bank depositary will transfer the proportional number of shares of the Company’s common stock to the holders of Depositary Shares by book-entry transfer through DTC or, if the holders’ interests are in certificated depositary receipts, by delivery of common stock certificates for such number of shares of the Company’s common stock.
If an applicable withholding agent is required to withhold on distributions of common stock in respect of dividends in arrears or in respect of the net present value of future dividends to a Non-U.S. Holder (see the section titled “Certain U.S. Federal Income Tax Consequences” in the Prospectus) and pay the applicable withholding taxes, it is possible that the applicable withholding agent may set off those amounts against payments of cash or shares of common stock payable to such holder.
Fractional Shares
No fractional shares of common stock will be issued to holders of the Company’s Depositary Shares upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of Depositary Shares of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the average VWAP per share of the Company’s common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the conversion date.
If more than one Depositary Share is surrendered for, or subject to, conversion at one time by or for the same holder, the number of shares of the Company’s common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Depositary Shares so surrendered for, or subject to, conversion.
Dividends and Other Distributions
Each dividend paid on a Depositary Share will be in an amount equal to 1/20th of the dividend paid on the related share of the Company’s Mandatory Convertible Preferred Stock. So long as the Company’s Depositary Shares are held of record by the nominee of DTC, declared cash dividends in respect of the Company’s Depositary Shares will be paid to DTC in same-day funds on each dividend payment date. DTC will credit accounts of its participants in accordance with DTC’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Company’s Depositary Shares in accordance with the instructions of such beneficial owners.
The bank depositary will deliver any cash or shares of common stock it receives in respect of dividends on the Company’s Mandatory Convertible Preferred Stock to the holders of the Depositary Shares in such amounts as are, as nearly as practicable, in proportion to the number of outstanding Depositary Shares held by such holders, on the date of receipt or as soon as practicable thereafter.
The dividend payable on the first dividend payment date, if declared, is expected to be approximately $0.856 per Depositary Share, and the dividend payable on each subsequent dividend payment date, if declared, is expected to be $0.90625 per Depositary Share.
Record dates for the payment of dividends and other matters relating to the Depositary Shares will be the same as the corresponding record dates for the Company’s Mandatory Convertible Preferred Stock.
No fractional shares of common stock will be delivered to the holders of the Company’s Depositary Shares in respect of dividends. Each holder that would otherwise be entitled to a fraction of a share of common stock will instead be entitled to receive a cash adjustment (computed to the nearest cent) based on the average VWAP per share of the Company’s common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the applicable dividend payment date.

The amount paid as dividends or otherwise distributable by the bank depositary with respect to the Depositary Shares or the underlying Mandatory Convertible Preferred Stock will be reduced by any amounts required to be withheld by the Company or the bank depositary on account of taxes or other governmental charges. The bank depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any Depositary Shares or the shares of the Company’s Mandatory Convertible Preferred Stock until such taxes or other governmental charges are paid.
No Redemption
Albemarle may not redeem the Company’s Depositary Shares. However, at the Company’s option, it may purchase the Company’s Depositary Shares from time to time in the open market, by tender offer, exchange offer or otherwise.
Voting the Mandatory Convertible Preferred Stock
Because each Depositary Share represents a 1/20th interest in a share of the Mandatory Convertible Preferred Stock, holders of depositary receipts will be entitled to 1/20th of a vote per share of Mandatory Convertible Preferred Stock under those circumstances in which holders of the Mandatory Convertible Preferred Stock are entitled to a vote, as described under “Description of Capital Stock—7.25% Series A Mandatory Convertible Preferred Stock—Voting Rights” in this exhibit.
When the bank depositary receives notice of any meeting at which the holders of the Company’s Mandatory Convertible Preferred Stock are entitled to vote, the bank depositary will mail the notice to the record holders of the Depositary Shares relating to the Mandatory Convertible Preferred Stock. Each record holder of Depositary Shares on the record date (which will be the same date as the record date for the Company’s Mandatory Convertible Preferred Stock) may instruct the bank depositary as to how to vote the amount of the Company’s Mandatory Convertible Preferred Stock represented by such holder’s Depositary Shares in accordance with these instructions. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such Depositary Shares in accordance with these instructions, and the Company will take all actions the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the Mandatory Convertible Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing the Company’s Mandatory Convertible Preferred Stock.
Modification, Amendment and Termination
Without the consent of the holders of the Depositary Shares, the Company may amend, alter or supplement the depositary agreement or any certificate representing the Depositary Shares for the following purposes:
•to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument;
•to make any provision with respect to matters or questions relating to the Depositary Shares that is not inconsistent with the provisions of the depositary agreement and that does not materially and adversely affect the rights, preferences, privileges or voting powers of any holder of the Depositary Shares;
•to make any change reasonably necessary, in the Company’s reasonable determination, to reflect each Depositary Share’s representation of 1/20th of a share of the Company’s Mandatory Convertible Preferred Stock;

•to make any change reasonably necessary, in the Company’s reasonable determination, to comply with the procedures of the bank depositary and that does not materially and adversely affect the rights, preferences, privileges or voting powers of any holder of the Depositary Shares; or
•to make any other change that does not materially and adversely affect the rights, preferences, privileges or voting powers of any holder of the Depositary Shares (other than any holder that consents to such change).
In addition, without the consent of the holders of the Depositary Shares, the Company may amend, alter, supplement or repeal any terms of the Depositary Shares to conform the terms of the Depositary Shares to the description thereof in the Base Prospectus, as supplemented and/or amended by the “Description of Depositary Shares” section and the “Description of Mandatory Convertible Preferred Stock” section of the Prospectus Supplement for the Mandatory Convertible Preferred Stock and the Depositary Shares, as further supplemented and/or amended by the related pricing term sheet.
With the consent of the record holders of at least a majority of the aggregate number of Depositary Shares then outstanding, the Depositary Shares and any provisions of the deposit agreement may at any time and from time to time be amended, altered or supplemented by agreement between the Company and the depositary; provided that, without the consent of each record holder of an outstanding Depositary Share affected, no such amendment, alteration or supplement will:
•reduce the number of Depositary Shares the record holders of which must consent to an amendment, alteration or supplement of the Depositary Shares or the deposit agreement;
•reduce the amount payable or deliverable in respect of the Depositary Shares or extend the stated time for such payment or delivery;
•impair the right, subject to certain requirements set forth in the deposit agreement, of any owner of Depositary Shares to surrender any receipt evidencing such Depositary Shares to the depositary with instructions to deliver to it the Mandatory Convertible Preferred Stock and all money and/or other property represented thereby;
•change the currency in which payments in respect of the Depositary Shares or any receipt evidencing such Depositary Shares is made;
•impair the right of any record holder of Depositary Shares to receive payments or deliveries on its Depositary Shares on or after the due dates therefor or to institute suit for the enforcement of any such payment or delivery;
•make any change that materially and adversely affects the conversion rights of any record holder of Depositary Shares; or
•make any change that materially and adversely affects the voting rights of any record holder of Depositary Shares.
The deposit agreement may be terminated by the Company or the depositary only if (a) all outstanding Depositary Shares have been cancelled, upon conversion of the Mandatory Convertible Preferred Stock or otherwise, or (b) there has been made a final distribution in respect of the Mandatory Convertible Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the record holders of the depositary receipts pursuant to the deposit agreement.
Charges of Bank Depositary
The Company pays all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Except as otherwise set forth in this “Description of Depositary

Shares” section, holders of depositary receipts pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of Mandatory Convertible Preferred Stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement for their accounts.
Withdrawal Rights
A holder of 20 Depositary Shares may withdraw the share of the Company’s Mandatory Convertible Preferred Stock corresponding to such Depositary Shares, and any cash or other property represented by such Depositary Shares. A holder who withdraws shares of Mandatory Convertible Preferred Stock (and any such cash or other property) will not be required to pay any taxes or duties relating to the issuance or delivery of such shares of Mandatory Convertible Preferred Stock (and any such cash or other property), except that such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of such shares of Mandatory Convertible Preferred Stock (and any such cash or other property) in a name other than the name of such holder. Holders of shares of the Company’s Mandatory Convertible Preferred Stock will not have the right under the deposit agreement to deposit such shares with the depositary in exchange for Depositary Shares.
Listing
The Depositary Shares are listed on the New York Stock Exchange under the symbol “ALB PR A”.
The Company has agreed to use its reasonable best efforts to keep the Depositary Shares representing fractional interests in the Mandatory Convertible Preferred Stock listed on the New York Stock Exchange. Listing the Depositary Shares on the New York Stock Exchange does not guarantee that a trading market will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their Depositary Shares easily.
Form and Notices
The Mandatory Convertible Preferred Stock were issued in registered form to the bank depositary, and the Depositary Shares were issued in book-entry only form through DTC prior to the conversion of the Mandatory Convertible Preferred Stock. The bank depositary forwards to the holders of Depositary Shares all reports, notices and communications from the Company that are delivered to the bank depositary and that the Company is required to furnish to the holders of the Company’s Mandatory Convertible Preferred Stock.